EXHIBIT 10 (s)
                       EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of this 12th day of September, 1994, by and between BLOUNT, INC., a Delaware corporation (the "Company"), and James S. Osterman ("Executive").
                       W I T N E S S E T H:
         WHEREAS, the Company and Executive desire to enter into an agreement providing for Executive's employment by Company and specifying the terms and conditions of such employment; and
         WHEREAS, Executive has diligently performed his duties and has contributed to the success of the Company; and
         WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions provided herein;
         NOW, THEREFORE, in consideration of the premises and
the mutual covenants and agreements contained herein, the parties hereby agree as follows:
         1.  Purpose.  The purpose of this Agreement is to
create an understanding which shall provide the basis for Executive's continued employment by the Company.
         2. Employment and Term. (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as President of its Oregon Cutting Systems Division or such other positions to which, with his consent, he may be assigned and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to Executive by the President and Chief Executive Officer. Executive hereby agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties as President of the Oregon Cutting Systems Division, provided that the Executive may also serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of his duties hereunder and is with the prior approval of the President and Chief Executive Officer of the Company.
         (b) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for a rolling, three year term (the "Term") commencing on September ___, 1994, and shall be deemed to automatically, without further action by either the Company or Executive, extend each day for an additional day, such that the remaining term of the Agreement shall continue to be three years; provided, however, that (i) either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be the three years following the date of such notice and this Agreement shall terminate upon the expiration of such Term, and (ii) the Term of this Agreement shall not extend beyond the date Executive attains age 65, unless the parties otherwise agree in writing. If no such notice to cease to extend has been given and this Agreement is terminated pursuant to Section 5.1 or Section 5.2 hereof, for the purposes of calculating and assessing the damages to Executive as a result of such termination, the remaining Term of this Agreement shall be deemed to be three years from the date of such termination (or, if earlier, the date Executive attains age 65).
         3. Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (f) below:
         (a) An annual base salary ("Base Salary") of Two Hundred Seventeen Thousand and Nine Hundred and No/100 Dollars ($217,000.00), prorated for any partial year of employment. Executive's Base Salary shall be subject to annual review for increases at such time as the Company conducts salary reviews for its executive officers generally. Executive's salary shall be payable bi-monthly, or in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company.
         (b) Executive shall be eligible to participate in the Target Incentive Plan and such other annual incentive plans as may be established by the Company from time to time for its executive officers. The President and Chief Executive Officer will establish individual performance goals each year under the incentive plans, and Executive's annual Target Bonus shall be 45% of Base Salary; the maximum award for exceeding the performance goals shall be 90% of Base Salary. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum no later than fifteen (15) business days after approval of the bonus by the Compensation Committee of the Board, unless Executive elects to defer all or a portion of such amount to any deferral plan established by the Company for such purpose.
         (c) Executive will be eligible to participate in the 1992 Blount Incentive Stock Option Plan ("1992 Plan"), the 1994 Blount Executive Stock Option Plan ("1994 Plan") and such other stock option programs as may be established from time to time by the Company for its executive officers. Executive will participate in any long-term incentive plans established by the Company for executive officers at his level.
         (d) Executive shall be entitled to participate in, or receive benefits under, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or employee benefit arrangement made available by the Company to its executive officers, including plans providing retirement, 401(k) benefits, deferred compensation, health care, life insurance, disability and similar benefits.
         (e)  The Company will provide membership initiation
fees and dues at The Waverly Country Club for Executive and his family. Executive will be provided an automobile per company policy, and the Company will pay all insurance, maintenance, fuel, oil and related operational expenses for such automobile. Executive will be eligible for vacation under the Company's standard vacation policy. Executive will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning.
         (f)  Executive will be paid a tax gross-up amount by
the Company to cover any additional federal or state income taxes he incurs as a result of being required to include in taxable income the amount of the premiums or costs for, or personal usage of, the items described in subsections (d) and (e) above.
         4. Confidentiality and Noncompetition. (a) Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and good will.
         (b) Executive agrees that he shall protect the Company's Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive's obligations under this
Section 4(b) shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the President and Chief Executive Officer.
         (c) Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company's equipment and other materials in his possession or control. Executive's obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.
         (d) Upon the termination or expiration of his employment under this Agreement, Executive agrees that he shall not enter into or engage in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the area of North America, either as an individual, partner or joint venturer, or as an employee, agent or salesman, or as an officer, director, or shareholder of a corporation for a period of two (2) years from the date of his termination of employment.
         (e) Executive acknowledges that if he breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Section 4(d).
         5.  Termination.
         5.1 By Executive. Executive shall have the right to terminate his employment hereunder by Notice of Termination (as described in Section 7) if (i) the Company materially breaches this Agreement and such breach is not cured within thirty (30) days after written notice of such breach is given by Executive to the Company; or (ii) Executive determines that his termination is for Good Reason (as defined in Section 6.7). If Executive terminates his employment hereunder pursuant to clauses (i) or
(ii) of this Section 5.1, Executive shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits set forth in subsections (a) through (h) below. The time periods in (a) through (h) below shall be the lesser of the 24-month or 2-year periods stated therein or the time period remaining from the date of Executive's termination to the end of the Term of this Agreement. If Executive terminates his employment other than pursuant to clauses (i) or (ii) of this Section 5.1, the Company's obligations under this Agreement shall cease as of the date of such termination. Except as provided in Section 5.4(a), the Company agrees that if Executive terminates employment and is entitled to benefits under this Section 5.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder.
         (a) Base Salary - Executive will continue to receive his Base Salary as then in effect (subject to withholding of all applicable taxes) for a period of twenty-four (24) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value (as defined in Section 5.4(e)) on the date Executive's employment under this Agreement is terminated.
         (b) Bonuses and Incentives - Executive shall receive bonus payments from the Company for the twenty-four
         (24) months following the month in which his employment under this Employment is terminated in an amount for each such month equal to one-twelfth of the average of the bonuses earned by him for the two fiscal years in which bonuses were paid immediately preceding the year in which such termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. Executive shall also receive a prorated bonus for any uncompleted fiscal year at the date of termination (assuming the Target Award level has been achieved), based upon the number of days that he was employed during such fiscal year. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value (as defined in
         Section 5.4(e)) on the date Executive's employment
         under this Agreement is terminated.
         (c)  Health and Life Insurance Coverage - The health
         and group term life insurance benefits coverage
         provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment under this Agreement had not terminated (subject to the customary changes in such coverages if Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twenty-four (24) months from the date of such termination. Any additional coverages Executive had at termination, including dependent coverage, will also be continued
         for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section, or the laws applicable to such plan, do not permit continued participation by Executive,
         then the Company will arrange for other coverage at its expense providing substantially similar benefits.
         (d)  Employee Retirement Plans - To the extent
         permitted by the applicable plan, Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by the Company in effect as of his date of termination, including, to the extent such plans are still maintained by the Company, the Blount Retirement Plan, and the Blount 401(k) Plan. Executive's participation in such retirement plans shall continue for a period of twenty-four (24) months from the date of termination of his employment under this Agreement (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to Executive under (a) and
         (b) above shall be treated (unless otherwise excluded) as compensation under the plan. For purposes of the Blount 401(k) Plan, he will receive an amount equal to the Company's contributions to the plan, assuming Executive had participated in such plan at the maximum permissible contributions level. If continued participation in any plan is not permitted by the plan or by applicable law, the Company shall pay to
         Executive and, if applicable, his beneficiary, a supplemental benefit equal to the present value on the date of termination of employment under this Agreement (calculated as provided in the plan) of the excess of
         (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the 24-month period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.
         (e) Effect of Lump Sum Payment. The lump sum payment under (a) or (b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in this section. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period of twenty-four (24) months.
         (f) Effect of Death or Retirement. The benefits payable or to be provided under subsections (c) or (d) above shall cease or be modified in the event of the Executive's death or election to commence retirement benefits under the Company's retirement plan, provided that nothing in this subsection (f) shall limit Executive's rights to receive Company benefits as a retiree.
         (g) Stock Options. For purposes of the 1992 Plan, the 1994 Plan and other stock option programs of the
         Company in which Executive participates, Executive
         shall be deemed to have completed two (2) additional years of service with the Company.
         (h) Office Space; Secretarial. Executive will be provided appropriate office space, secretarial assistance, and related expenses for a period of twelve
         (12) months from his date of termination.
         5.2 By Company. The Company shall have the right to terminate Executive's employment under this Agreement at any time during the Term by Notice of Termination (as described in Section
7), (i) for Cause, as defined herein, (ii) if Executive becomes Disabled, or (iii) upon Executive's death. If the Company terminates Executive's employment under this Agreement pursuant to clauses (i) through (iii) of this Section 5.2, the Company's obligations under this Agreement shall cease as of the date of termination; provided, however, that if Executive's employment terminates as a result of death or Disability, the benefits payable under this Agreement and the other benefit plans of the Company upon Executive's death or Disability shall be provided by the Company. If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through
(iii) of this Section 5.2, Executive shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits provided in subsections (a) through (h) of Section 5.1 above for the time periods, and subject to the provisions (including the nonmitigation provision) and limitations therein.
         5.3 Additional Agreements Upon Termination. In the event Executive's employment is terminated by Executive under clause (ii) of Section 5.1, or by the Company other than under clauses (i) through (iii) of Section 5.2 within twenty-four (24) months following the date of a Change in Control or the death of Winton M. Blount, Jr., the provisions set forth below shall apply, provided that such provisions shall only apply in each case to the extent that the damages payable to Executive for termination of his employment under Sections 5.1 or 5.2 do not already provide such benefits under the plan or program.
         (a) Stock Options. As of his date of termination, all outstanding stock options granted to Executive under the 1992 Plan, the 1994 Plan or any similar stock option programs shall become 100% vested and immediately exercisable. Notwithstanding the other provisions of Executive's stock options, Executive shall have a period of not less than 3 months from his date of termination to exercise such options.
         5.4 Limitation on Benefits Upon Termination. (a) Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as Severance Payments shall be modified or reduced in the manner provided in (b) below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation. If Executive becomes entitled to compensation and benefits under Section 5.1 or
Section 5.2 and such payments are considered to be Severance Payments contingent upon a Change in Control, Executive shall be required to mitigate damages (but only with respect to amounts that would be treated as Severance Payments) by reducing the amount of Severance Payments he is entitled to receive by any compensation and benefits he earns from subsequent employment (but shall not be required to seek such employment) during the 24-month period after termination (or such lesser period as he is entitled to extended benefits).
         (b) In the event that the amount of any Severance Payments which would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 5.4, Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Company.
         (c) This Section 5.4 shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. Notwithstanding the foregoing, in no event will any of the provisions of this Section 5.4 create, without the consent of Executive, an obligation on the part of Executive to refund any amount to the Company following payment of such amount.
         (d) In addition to the limits otherwise provided in this Section 5.4, to the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.
         (e) For purposes of this Section 5.4, the following definitions shall apply:
              (i) "Excess Severance Payment" - The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.
              (ii) "Severance Payment" - The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.
              (iii)  "Reasonable Compensation" - The term
"Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code. The parties acknowledge and agree that, in the absence of a change in existing legal authorities or the issuance of contrary authorities, amounts received by Executive as damages under or as a result of a breach of this Agreement shall be considered Reasonable Compensation.
              (iv) "Present Value" - The term "Present Value" shall have the same meaning as provided in Section 280G(d)(4) of the Code.
         6. Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:
         6.1 "Board" or "Board of Directors" - The Board of Directors of the Company.
         6.2  "Cause" - Either
         (a)  Any act that constitutes, on the part of
Executive, (i) fraud, a felony or gross malfeasance of duty and
(ii) that results in material injury to the Company; or
         (b)  Executive's willful and continued failure to
devote his full business time and efforts to the performance of duties for the Company; provided, however, that in the case of
(b) above, such conduct shall not constitute Cause unless the notice delivered to Executive by the Board pursuant to Section 7 sets forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time.
         6.3  "Change in Control" - Either
         (i) the acquisition, directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) within any twelve (12) month period of securities of the Company representing an aggregate of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities (excluding the acquisition by persons who own such amount of securities on the date hereof, or acquisitions by persons who acquire such amount through inheritance), provided, however, that the threshold percentage in this subparagraph (i) shall be automatically reduced to an aggregate of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities at such time that either of the following events occurs:
         (a) Winton M. Blount's ownership of the combined voting power of HBC, Incorporated's then outstanding securities is less than 50.1%, or (B) HBC,
         Incorporated's ownership of the combined voting power
         of the Company's then outstanding securities is less
         than 50.1%.; or
         (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or
         (iii) consummation of (a) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (b) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or
         (iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and
          adopts a resolution that such event or circumstance
         constitutes a Change in Control for the purposes of
         this Agreement.
         6.4 "Code" - The Internal Revenue Code of 1986, as it may be amended from time to time.
         6.5 "Confidential Information" - All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.
         6.6 "Disability" or "Disabled". Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.
         6.7 "Good Reason" A "Good Reason" for termination by Executive of Executive's employment shall mean the occurrence (without the Executive's express written consent) within the twenty-four (24) month period following the date of (a) a Change in Control, or (b) the death of Winton M. Blount, Jr., of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
         (i) the assignment to Executive of any duties inconsistent with Executive's status as the President of the Oregon Cutting Systems Division, or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control or death of Mr. Blount (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);
         (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time;
         (iii) the relocation without the consent of the Executive of the Division's principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control or death of Mr. Blount, or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;
         (iv) the failure by the Company, without Executive's consent, to pay to Executive any portion of Executive's current compensation (including Base Salary and bonus), or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
         (v) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to the Change in Control or death of Mr. Blount, which is material to Executive's total compensation, including but not limited to the Company's Target Incentive Plan, stock option plan, or any substitute plans adopted prior to the Change in Control or death of Mr. Blount, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed at the time of the Change in Control or death of Mr. Blount;
         (vi) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's pension, life insurance, medical, health and accident or disability plans in which Executive was participating at the time of the Change in Control or death of Mr. Blount, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control or death of Mr. Blount, or the failure by the Company to provide Executive with the number of paid vacation days to which the Executive is entitled under this Agreement; or
         (vii) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.
         The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
         6.8 "Person". Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
         7.   Termination Procedures.
         7.1 Notice of Termination. During the Term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to establish that the Executive was guilty of conduct set forth in clause (a) or (b) of the definition of Cause herein, and specifying the particulars thereof in detail.
         7.2 Date of Termination. "Date of Termination," with respect to any purported termination of Executive's employment during the Term of this Agreement, shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
         8. Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.
         9.   Successors; Binding Agreement.
         9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
         9.2  This Agreement shall inure to the benefit of and
be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.
         10. Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.
         11. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:
To the Company:    Blount, Inc.
                   4520 Executive Park Drive
                   Montgomery, Alabama  36116-1602
                   Attention: D. Joseph McInnes


To the Executive:  James S. Osterman
                   19021 S. Central Point Road
                   Oregon City, Oregon  97045

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
         12. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
         13. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
         14. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.
         15. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama.
         16. Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be in writing. Any denial of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal a decision within sixty (60) days after notification that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Montgomery, Alabama, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
                             EXECUTIVE:



                             _____________________________
                             JAMES S. OSTERMAN
                             President
                             Oregon Cutting Systems Division



                             COMPANY:

                             BLOUNT, INC.


                             By: ___________________________
                                  JOHN M. PANETTIERE
                                  President &
                                  Chief Executive Officer



Witness:___________________




___________________________
Notary Public